Exhibit 99.1

Bronco Drilling Company, Inc. Announces Fourth Quarter 2005 Results

OKLAHOMA CITY, February 21, 2006 (BUSINESS WIRE)—Bronco Drilling Company, Inc., (Nasdaq/NM:BRNC), announced today financial results for the three months ended December 31, 2005.

Revenues for the fourth quarter were a record $39.0 million compared to $18.7 million for the previous quarter and $8.7 million for the fourth quarter of 2004. Average operating rigs for the fourth quarter of 2005 grew to 28 from 15 for the previous quarter. The growth in rigs is due to the Thomas Drilling and Eagle Drilling acquisitions as well as the refurbishment and deployment of one of the Company’s inventoried rigs during the fourth quarter of 2005. Revenue days for the quarter increased to 2,530 from 1,284 for the previous quarter and from 790 for the fourth quarter of the previous year. Average daily cash margins for the quarter ended December 31, 2005, were $7,192 compared to $5,945 for the previous quarter and $1,695 for the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $6.8 million compared to net losses of $5.1 million for the previous quarter and $1.0 million for the fourth quarter of 2004. The Company generated record EBITDA of $14.7 million for the fourth quarter of 2005. The Company’s fully diluted earnings per share for the fourth quarter of 2005 were $0.31. Consensus analysts’ estimates for the quarter were $0.23 per share.

Conference Call

Bronco Drilling’s management will host a conference call to discuss the fourth quarter results on Tuesday, February 21, 2006 at 11:00 a.m. Eastern Time. To participate in the call, dial 866-713-8564 or internationally dial 617-597-5312 using the participant code 93124894. Individuals interested in participating in the call should call at least five minutes prior to the call. The conference call will also be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=191804&p=irol-IRHome. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary software. For those who cannot listen to the live call, a replay will be available through March 7, 2006 at 888-286-8010 or internationally at 617-801-6888 using the passcode 71112739. Also, an archive of the webcast will be available at the following link http://phx.corporate-ir.net/phoenix.zhtml?c=191804&p=irol-IRHome.

About Bronco Drilling

Bronco Drilling Company, Inc., is a publicly held company headquartered in Oklahoma City, Oklahoma, and is a provider of contract drilling services to oil and natural gas exploration and production companies. Bronco’s common stock is quoted on The Nasdaq National Market under the symbol BRNC. For more information about Bronco Drilling Company, Inc., visit http://www.broncodrill.com.

Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents average daily cash margin and EBITDA which are non-GAAP financial measures. Average daily cash margin is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, plus deferred tax expense, plus other income, plus general and administrative expense and plus depreciation and amortization, and divided by revenue days for the period. EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, deferred tax expense and depreciation. We have presented average daily cash margin and EBITDA because we use these metrics as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider these metrics to be important indicators of the operational strength of our business. A limitation of these metrics, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that average daily cash margin and EBITDA provide useful information to our investors regarding our performance and overall results of operations. Neither average daily cash margin nor EBITDA is intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, neither of these metrics is intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

The following presents a reconciliation of average daily cash margin and EBITDA to net income, the most directly comparable GAAP financial measure (in thousands, except revenue days and average daily cash margin):

	Three Months Ended December 31,		Three Months Ended September 30,
	2005	2004	2005
	(Unaudited)		(Unaudited)
Reconciliation of average daily cash margin to net income:
Net income (loss)	$6,845	$(1,030)	$(5,074)
Deferred tax expense	2,842	449	3,919
Other income	1,591	125	1,138
General and administrative	2,628	650	5,647
Depreciation and amortization	4,288	1,145	2,003

Drilling margin	18,195	1,339	7,633
Revenue days	2,530	790	1,284
Daily cash margin	$7,192	$1,695	$5,945

Three Months Ended December 31, 2005
(Unaudited)
Calculation of EBITDA:
Net income	$6,845
Interest expense	763
Deferred tax expense	2,842
Depreciation and amortization	4,288

EBITDA	$14,738

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